Capital City Bank Group, Inc.

Reports Third Quarter 2015 Results

TALLAHASSEE, Fla. (October 20, 2015) – Capital City Bank Group, Inc. (Nasdaq: CCBG) today reported net income of $1.7 million, or $0.09 per diluted share for the third quarter of 2015 compared to net income of $3.8 million, or $0.22 per diluted share for the second quarter of 2015, and $2.1 million, or $0.12 per diluted share, for the third quarter of 2014. For the first nine months of 2015, the Company reported net income of $6.5 million, or $0.37 per diluted share, compared to net income of $7.3 million, or $0.42 per diluted share for the same period in 2014.

HIGHLIGHTS

•	16% reduction in nonperforming assets sequentially and 27% from year-end 2014
•	Continued loan growth of 0.7% sequentially and 4.2% year to date
•	Growth in tax-equivalent net interest income driven by improved earning asset mix – 0.4% sequentially and 1.7% over prior year
•	Strong fee income from residential mortgage loan sales, up 9% sequentially and 54% over prior year

“Loan growth, efficiency and credit quality continue to be major areas of focus,” said William G. Smith, Jr., Chairman, President and CEO of Capital City Bank Group. “Although our annual true-up of pension expense combined with the write-off of some state tax credits adversely impacted this quarter’s earnings by $0.04 per share, the underlying fundamentals continue to trend positively. We’ve experienced seven consecutive quarters of loan growth and, in recent quarters, that growth has been broader based. Credit quality continues to improve as total NPAs declined 16% quarter over quarter, 41% year over year, and equaled 1.47% of assets as of September 30, 2015. Although we did not raise capital during the financial crisis, our capital levels remain strong and we have repurchased 428,828, or 2.5% of our outstanding shares since February 2014. While there is still much work to be done, I continue to be pleased with our progress,” said Smith.

Compared to the second quarter of 2015, performance reflects lower noninterest income of $1.6 million and higher noninterest expense of $0.7 million that was partially offset by a $0.1 million increase in net interest income and lower income taxes of $0.1 million.

Compared to the third quarter of 2014, the decrease in earnings reflects higher noninterest expense of $0.6 million and a $0.1 million decrease in noninterest income partially offset by higher net interest income of $0.2 million and lower income taxes of $0.1 million.

The decrease in earnings for the first nine months of 2015 versus the comparable period in 2014 was attributable to higher noninterest expense of $0.9 million and an increase in income tax expense of $2.4 million that was partially offset by higher net interest income of $0.9 million, noninterest income of $1.4 million, and a lower loan loss provision of $0.2 million.

The Return on Average Assets was 0.25% and the Return on Average Equity was 2.43% for the third quarter of 2015 as compared to 0.58% and 5.62% for the second quarter of 2015, and 0.33% and 2.95% for the third quarter of 2014, respectively. For the first nine months of 2015, the Return on Average Assets was 0.33% and the Return on Average Equity was 3.17% compared to 0.38% and 3.48%, respectively, for the same period in 2014.

Discussion of Operating Results

Tax equivalent net interest income for the third quarter of 2015 was $19.3 million compared to $19.1 million for the second quarter of 2015 and $19.0 million for the third quarter of 2014.  The increase in tax equivalent net interest income compared to the second quarter 2015 reflects one additional calendar day and a positive shift in earning asset mix due to growth in the investment and loan portfolios, partially offset by a decline in yields. The increase in tax equivalent net interest income compared to the third quarter of 2014 also reflects a positive shift in earning asset mix due to growth in the loan and investment portfolios, partially offset by a decline in loan yields. For the nine months ended September 30, 2015, tax equivalent net interest income totaled $57.0 million compared to $56.0 million for the same period in 2014.

Pressure on net interest income continues primarily as a result of the low rate environment.  Despite an increase in both the loan and investment portfolios, the low rate environment continues to negatively impact the loan yields and, going forward, will have minimal to no impact on cost of funds. Increased lending competition in all markets has also unfavorably impacted the pricing for loans.

The net interest margin for the third quarter of 2015 was 3.31%, an increase of two basis points over the second quarter of 2015, and a decrease of 11 basis points from the third quarter of 2014. The increase in the margin compared to the second quarter of 2015 was attributable to growth in our investment portfolio and a reduction in foregone interest. For the nine months ended September 30, 2015, the net interest margin declined four basis points to 3.29% compared to the same period of 2014, primarily attributable to a decline in loan yields.

The provision for loan losses for the third quarter of 2015 was $0.4 million comparable to both the second quarter of 2015 and the third quarter of 2014. For the first nine months of 2015, the loan loss provision totaled $1.1 million compared to $1.3 million for the same period in 2014. The lower level of the year-to-date provision reflects continued favorable problem loan migration and improvement in key credit metrics partially offset by growth in the loan portfolio. Net charge-offs for the third quarter of 2015 totaled $0.9 million, or 0.24% (annualized), of average loans compared to $1.2 million, or 0.33% (annualized) for the second quarter of 2015 and $1.9 million, or 0.50% (annualized) for the third quarter of 2014. For the first nine months of 2015, net charge-offs totaled $3.9 million, or 0.35% (annualized) of average loans compared to $5.3 million, or 0.50% (annualized) for the same period in 2014. At quarter-end, the allowance for loan losses of $14.7 million was 0.99% of outstanding loans (net of overdrafts) and provided coverage of 112% of nonperforming loans compared to 1.03% and 99%, respectively, at June 30, 2015 and 1.22% and 105%, respectively, at December 31, 2014.

Noninterest income for the third quarter of 2015 totaled $13.2 million, a decrease of $1.6 million, or 10.6%, from the second quarter of 2015 and $0.1 million, or 0.9%, from the third quarter of 2014. The decrease from the second quarter of 2015 reflects bank owned life insurance (“BOLI”) proceeds of $1.7 million that are reflected in other income for the second quarter. Mortgage banking fees increased $0.1 million over the second quarter of 2015. The decrease from the third quarter of 2014 was attributable to lower deposit fees of $0.5 million and wealth management fees of $0.2 million, partially offset by higher mortgage banking fees of $0.4 million and bank card fees of $0.1 million. The reduction in deposit fees was driven by lower overdraft fees reflecting lower utilization of our overdraft service. Lower client trading activity drove the reduction in wealth management fees. The increase in mortgage fees was driven by continued strong new home purchase originations. The increase in bank card fees was attributable to higher card spend by our clients.

For the first nine months of 2015, noninterest income totaled $40.9 million, a $1.4 million increase over the same period of 2014, primarily attributable to higher other income of $1.6 million (reflecting the receipt of BOLI proceeds) and mortgage banking fees of $1.2 million, partially offset by lower deposit fees of $1.3 million. The year-to-date variances are attributable to the same factors as noted above for the third quarter.

Noninterest expense for the third quarter of 2015 totaled $29.2 million, an increase of $0.7 million, or 2.5%, over the second quarter of 2015 attributable to higher other real estate owned (“OREO”) expense of $0.4 million, compensation expense of $0.2 million, and occupancy expense of $0.2 million, partially offset by a $0.1 million decrease in other expense. A higher level of net losses from the sale of properties drove the increase in OREO expense and was primarily attributable to a higher level of gains realized in the second quarter of 2015. Compensation expense increased primarily due to a higher level of required 2015 pension expense, partially offset by lower salary expense. The increase in occupancy expense reflects a seasonal increase in utility expense and an increase in our property/tangible tax expense. Other expense decreased due to lower legal and professional fees.

Compared to the third quarter of 2014, noninterest expense increased by $0.6 million or 1.9% attributable to higher compensation expense of $1.3 million partially offset by lower OREO expense of $0.5 million, occupancy expense of $0.1 million, and other expense of $0.1 million. The increase in compensation expense reflects higher pension plan expense, partially offset by a reduction in salary expense. The reduction in OREO expense was primarily attributable to lower carrying costs and a reduction in valuation adjustments reflecting both the disposition of larger operating properties as well as improvement in property values. The lower level of occupancy expense reflects non-routine maintenance expenses realized in the third quarter of 2014. Lower legal fees drove the decrease in other expense and reflect a lower level of support needed for problem loan resolutions.

For the first nine months of 2015, noninterest expense totaled $87.0 million, an increase of $0.9 million, or 1.1%, over the same period of 2014 attributable to higher compensation expense of $3.2 million, partially offset by lower OREO expense of $1.7 million, occupancy expense of $0.3 million, and other expense of $0.3 million. The increase in compensation expense reflects higher pension plan expense of $2.8 million and commissions of $0.4 million. The increase in our pension plan expense compared to both the three and nine-month prior year periods is primarily attributable to the utilization of a lower discount rate in 2015 for determining plan liabilities reflective of a decrease in long-term bond interest rates. A revision to the mortality tables used to calculate pension liabilities also contributed to the increase, but to a lesser extent. The reduction in OREO expense was primarily attributable to lower property carrying costs and valuation adjustments and to a lesser extent lower net losses from the sale of properties. Lower technology equipment costs and maintenance costs for premises/FF&E drove the decrease in occupancy expense. The decrease in other expense reflects lower legal fees, printing and supply costs, and postage costs, partially offset by higher processing costs.

We realized income tax expense of $1.0 million (38% effective rate) for the third quarter of 2015 compared to $1.1 million (23% effective rate) for the second quarter of 2015 and $1.1 million (34% effective rate) for the third quarter of 2014. Income tax expense for the third quarter of 2015 includes a $0.2 million valuation reserve for state tax credits that we expect to expire unused. For the first nine months of 2015, income tax expense totaled $2.8 million. The proceeds from the aforementioned discrete BOLI transaction realized in the second quarter of 2015 were tax-exempt, therefore income tax expense for the nine-months of 2015 was favorably impacted. Income taxes for the nine-months of 2014 were favorably impacted by a $2.2 million state tax benefit that was recognized in the first quarter of 2014 and was attributable to an adjustment in our reserve for uncertain tax positions associated with prior year matters. Absent future discrete events, we anticipate our effective income tax rate will normalize within a range of 34%-35%.

Discussion of Financial Condition

Average earning assets were $2.311 billion for the third quarter of 2015, a decrease of $17.2 million, or 0.7%, from the second quarter of 2015 and an increase of $98.0 million, or 4.4%, over the fourth quarter of 2014.  The change in earning assets from the second quarter 2015 reflects a reduction in short-term investments reflecting lower levels of public fund deposits. The increase compared to the fourth quarter of 2014 reflects growth of $138.8 million in the investment portfolio and $56.9 million in loans, which was funded by deposit growth and a reduction in short-term investments.

We maintained average net short-term investments (deposits with banks plus fed funds sold less fed funds purchased) of $190.9 million during the third quarter of 2015 compared to average net short-term investments of $237.1 million in the second quarter of 2015 and $288.6 million in the fourth quarter of 2014.  The decrease in net short-term investments compared to the second quarter of 2015 reflects growth in both the investment and loan portfolios and lower public fund balances. The decrease relative to the fourth quarter of 2014 is primarily attributable to growth in both the loan and investment portfolios, partially offset by an increase in average deposits.

We continue to work on lowering the level of short-term investments (i.e. funds sold) by investing in short duration, high quality securities for our investment portfolio and reducing our non-core deposit balances. We offer our clients a fully-insured money market account which is provided by a third party and can serve as an alternative investment for some of our higher balance depositors while at the same time allowing us to maintain the account relationship. Until such time that attractive investment alternatives arise, we will continue to execute these strategies as well as seek other initiatives in an effort to better deploy our short-term investments.

Average loans increased $9.7 million, or 0.7%, when compared to the second quarter of 2015, and have grown $56.9 million, or 4.0% compared to the fourth quarter of 2014. During 2014, the growth in loans was driven primarily by auto loans, whereas in recent quarters the growth has been broader based, including commercial, tax-free, construction, home equity as well as consumer.

Although we have experienced loan growth in 2014 and into the first nine months of 2015, signs of slowing growth were seen late in the third quarter. Without compromising our credit standards or taking on inordinate interest rate risk, we continue to make minor modifications to some of our lending programs to try to mitigate the significant impact that consumer and business deleveraging is having on our portfolio. These programs, coupled with economic improvements in our anchor markets, have helped to increase overall production.

Nonperforming assets (nonaccrual loans and OREO) totaled $38.4 million at the end of the third quarter of 2015, a decrease of $7.1 million from the second quarter of 2015 and $14.1 million from the fourth quarter of 2014. Nonaccrual loans totaled $13.1 million at the end of the third quarter of 2015, a decrease of $2.2 million from the second quarter of 2015 and $3.6 million from the fourth quarter of 2014. Nonaccrual loan additions totaled $1.9 million in the third quarter of 2015 and $12.1 million for the first nine months of 2015, which compares to $16.7 million for the same period in 2014. The balance of OREO totaled $25.2 million at the end of the third quarter of 2015, a decrease of $4.9 million and $10.5 million, respectively, from the second quarter of 2015 and fourth quarter of 2014. For the third quarter of 2015, we added properties totaling $1.2 million, sold properties totaling $5.9 million, and recorded valuation adjustments totaling $0.2 million. For the first nine months of 2015, we added properties totaling $4.1 million, sold properties totaling $12.7 million, recorded valuation adjustments totaling $1.6 million, and realized miscellaneous adjustments of $0.3 million. Nonperforming assets represented 1.47% of total assets at September 30, 2015 compared to 1.71% at June 30, 2015 and 2.00% at December 31, 2014.

Average total deposits were $2.137 billion for the third quarter of 2015, a decrease of $41.0 million, or 1.9%, over the second quarter of 2015, and an increase of $60.1 million, or 2.9%, over the fourth quarter of 2014.  The decrease in deposits when compared to the prior period primarily reflects lower levels of public fund deposits, and to a lesser degree, certificates of deposit. The higher level of deposits when compared to the fourth quarter of 2014 is primarily attributable to increased balances of noninterest bearing, public fund NOW, and savings accounts, partially offset by a decline in money market accounts and certificates of deposit. The seasonal inflows of public funds began in the fourth quarter of 2014, peaked in the second quarter of 2015, and are expected to decline into the fourth quarter of 2015.

Deposit levels remain strong and our mix of deposits continues to improve as higher cost certificates of deposit are replaced with lower rate non-maturity deposits and noninterest bearing demand accounts.  Prudent pricing discipline will continue to be the key to managing our mix of deposits.  Therefore, we do not attempt to compete with higher rate paying competitors for deposits.

When compared to the second quarter of 2015 and fourth quarter of 2014, average borrowings increased by $6.6 million and $13.4 million, respectively, attributable to higher levels of repurchase agreement balances, partially offset by FHLB advance pay downs.

Equity capital was $273.7 million as of September 30, 2015, compared to $272.0 million as of June 30, 2015 and $272.5 million as of December 31, 2014. Our leverage ratio was 10.71%, 10.53%, and 10.99%, respectively, for these periods. Further, as of September 30, 2015, our risk-adjusted capital ratio was 17.24% compared to 16.72% and 17.76% at June 30, 2015 and December 31, 2014, respectively. Our common equity tier 1 ratio was 12.76% as of September 30, 2015 compared to 12.34% as of June 30, 2015. All of our capital ratios significantly exceed the threshold to be designated as “well-capitalized” under the Basel III capital standards. The reduction in our regulatory capital ratios in 2015 reflects the implementation of Basel III and the repurchase of common stock. During 2015, we have repurchased approximately 405,228 shares of our common stock at an average price of $14.73 per share.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $2.6 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, mortgage banking, asset management, trust, merchant services, bankcards, data processing and securities brokerage services. The Company’s bank subsidiary, Capital City Bank, was founded in 1895 and now has 63 full-service offices and 71 ATMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the accuracy of the Company’s financial statement estimates and assumptions; legislative or regulatory changes, including the Dodd-Frank Act, Basel III, and the ability to repay and qualified mortgage standards; the strength of the U.S. economy and the local economies where the Company conducts operations; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the long-term impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; the effects of security breaches and computer viruses that may affect the Company’s computer systems or fraud related to debit card products; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC.
EARNINGS HIGHLIGHTS
Unaudited

		Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share data)	Sep 30, 2015	Jun 30, 2015	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
EARNINGS
Net Income	$1,684	$3,845	$2,115	$6,514	$7,339
Net Income Per Common Share	$0.09	$0.22	$0.12	$0.37	$0.42
PERFORMANCE
Return on Average Assets	0.25%	0.58%	0.33%	0.33%	0.38%
Return on Average Equity	2.43%	5.62%	2.95%	3.17%	3.48%
Net Interest Margin	3.31%	3.29%	3.42%	3.29%	3.33%
Noninterest Income as % of Operating Revenue	40.96%	43.80%	41.40%	41.95%	41.52%
Efficiency Ratio	89.79%	83.85%	88.37%	88.90%	90.11%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	16.36%	15.83%	16.88%	16.36%	16.88%
Total Capital Ratio	17.24%	16.72%	18.08%	17.24%	18.08%
Tangible Common Equity Ratio	7.46%	7.29%	8.22%	7.46%	8.22%
Leverage Ratio	10.71%	10.53%	10.97%	10.71%	10.97%
Common Equity Tier 1 Ratio	12.76%	12.34%	—	12.76%	—
Equity to Assets	10.46%	10.25%	11.33%	10.46%	11.33%
ASSET QUALITY
Allowance as % of Non-Performing Loans	112.17%	99.46%	81.31%	112.17%	81.31%
Allowance as a % of Loans	0.99%	1.03%	1.34%	0.99%	1.34%
Net Charge-Offs as % of Average Loans	0.24%	0.33%	0.52%	0.35%	0.50%
Nonperforming Assets as % of Loans and ORE	2.54%	3.00%	4.45%	2.54%	4.45%
Nonperforming Assets as % of Total Assets	1.47%	1.71%	2.61%	1.47%	2.61%
STOCK PERFORMANCE
High	$15.75	$16.32	$14.98	$16.33	$14.98
Low	14.39	13.94	13.26	13.16	11.56
Close	14.92	15.27	13.54	14.92	13.54
Average Daily Trading Volume	16,134	33,514	16,889	21,609	26,931

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
Unaudited

	2015			2014
(Dollars in thousands)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
ASSETS
Cash and Due From Banks	$42,917	$61,484	$51,948	$55,467	$50,049
Funds Sold and Interest Bearing Deposits	167,787	185,572	296,888	329,589	253,974
Total Cash and Cash Equivalents	210,704	247,056	348,836	385,056	304,023

Investment Securities - Available-for-Sale	444,071	433,688	404,887	341,548	322,297
Investment Securities - Held-to-Maturity	193,964	201,805	183,489	163,581	173,188
Total Investment Securities	638,035	635,493	588,376	505,129	495,485

Loans Held for Sale	10,960	10,991	13,334	10,688	8,700

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	169,588	151,116	143,951	136,925	133,756
Real Estate - Construction	49,475	44,216	41,595	41,596	38,121
Real Estate - Commercial	491,734	510,962	507,681	510,120	501,863
Real Estate - Residential	280,690	284,333	287,481	289,952	302,791
Real Estate - Home Equity	232,254	230,388	228,171	229,572	228,968
Consumer	238,884	238,599	230,984	214,758	200,363
Other Loans	10,094	12,048	9,243	6,017	5,504
Overdrafts	2,464	2,603	2,348	2,434	3,009
Total Loans, Net of Unearned Interest	1,475,183	1,474,265	1,451,454	1,431,374	1,414,375
Allowance for Loan Losses	(14,737)	(15,236)	(16,090)	(17,539)	(19,093)
Loans, Net	1,460,446	1,459,029	1,435,364	1,413,835	1,395,282

Premises and Equipment, Net	98,218	99,108	100,038	101,899	102,546
Goodwill	84,811	84,811	84,811	84,811	84,811
Other Real Estate Owned	25,219	30,167	33,835	35,680	41,726
Other Assets	86,701	87,489	89,121	90,071	67,044
Total Other Assets	294,949	301,575	307,805	312,461	296,127

Total Assets	$2,615,094	$2,654,144	$2,693,715	$2,627,169	$2,499,617

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$720,824	$723,866	$707,470	$659,115	$667,616
NOW Accounts	688,491	734,237	801,037	804,337	665,493
Money Market Accounts	261,050	264,475	257,684	254,149	270,131
Regular Savings Accounts	262,843	255,185	250,862	233,612	231,301
Certificates of Deposit	181,775	186,881	192,961	195,581	199,037
Total Deposits	2,114,983	2,164,644	2,210,014	2,146,794	2,033,578

Short-Term Borrowings	65,355	53,698	49,488	49,425	42,586
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	29,042	29,733	30,418	31,097	32,305
Other Liabilities	69,168	71,144	66,821	64,426	45,008

Total Liabilities	2,341,435	2,382,106	2,419,628	2,354,629	2,216,364

SHAREOWNERS’ EQUITY
Common Stock	171	172	175	174	174
Additional Paid-In Capital	37,738	37,625	42,941	42,569	41,637
Retained Earnings	256,265	255,096	251,765	251,306	249,907
Accumulated Other Comprehensive Loss, Net of Tax	(20,515)	(20,855)	(20,794)	(21,509)	(8,465)

Total Shareowners’ Equity	273,659	272,038	274,087	272,540	283,253

Total Liabilities and Shareowners’ Equity	$2,615,094	$2,654,144	$2,693,715	$2,627,169	$2,499,617

OTHER BALANCE SHEET DATA
Earning Assets	$2,291,966	$2,306,322	$2,350,052	$2,276,781	$2,172,535
Interest Bearing Liabilities	1,551,443	1,587,096	1,645,337	1,631,088	1,503,740

Book Value Per Diluted Share	$15.91	$15.80	$15.59	$15.53	$16.18
Tangible Book Value Per Diluted Share	10.98	10.87	10.77	10.70	11.33

Actual Basic Shares Outstanding	17,144	17,154	17,533	17,447	17,433
Actual Diluted Shares Outstanding	17,223	17,216	17,579	17,544	17,512

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

						Nine Months Ended
	2015			2014		September 30,
(Dollars in thousands, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	2015	2014
INTEREST INCOME
Interest and Fees on Loans	$18,214	$18,231	$17,863	$18,624	$18,528	$54,308	$54,778
Investment Securities	1,540	1,451	1,294	1,066	1,034	4,285	2,820
Funds Sold	123	151	189	181	204	463	752
Total Interest Income	19,877	19,833	19,346	19,871	19,766	59,056	58,350

INTEREST EXPENSE
Deposits	220	259	246	243	255	725	856
Short-Term Borrowings	14	15	21	24	17	50	54
Subordinated Notes Payable	344	338	332	333	333	1,014	995
Other Long-Term Borrowings	233	237	240	252	263	710	823
Total Interest Expense	811	849	839	852	868	2,499	2,728
Net Interest Income	19,066	18,984	18,507	19,019	18,898	56,557	55,622
Provision for Loan Losses	413	375	293	623	424	1,081	1,282
Net Interest Income after Provision for Loan Losses	18,653	18,609	18,214	18,396	18,474	55,476	54,340

NONINTEREST INCOME
Deposit Fees	5,721	5,682	5,541	6,027	6,211	16,944	18,293
Bank Card Fees	2,826	2,844	2,742	2,658	2,707	8,412	8,234
Wealth Management Fees	1,818	1,776	2,046	1,988	2,050	5,640	5,820
Mortgage Banking Fees	1,306	1,203	987	808	911	3,496	2,274
Data Processing Fees	400	364	373	278	336	1,137	1,265
Other	1,157	2,925	1,159	1,294	1,136	5,241	3,597
Total Noninterest Income	13,228	14,794	12,848	13,053	13,351	40,870	39,483

NONINTEREST EXPENSE
Compensation	16,653	16,404	16,524	15,850	15,378	49,581	46,365
Occupancy, Net	4,446	4,258	4,396	4,440	4,575	13,100	13,378
Other Real Estate, Net	1,302	931	1,497	1,353	1,783	3,730	5,458
Other	6,763	6,846	6,973	6,666	6,871	20,582	20,848
Total Noninterest Expense	29,164	28,439	29,390	28,309	28,607	86,993	86,049

OPERATING PROFIT	2,717	4,964	1,672	3,140	3,218	9,353	7,774
Income Tax Expense	1,034	1,119	686	1,219	1,103	2,839	435
NET INCOME	$1,683	$3,845	$986	$1,921	$2,115	$6,514	$7,339

PER SHARE DATA
Basic Income	$0.10	$0.22	$0.06	$0.11	$0.12	$0.38	$0.42
Diluted Income	0.09	0.22	0.06	0.11	0.12	0.37	0.42
Cash Dividend	$0.03	$0.03	$0.03	$0.03	$0.02	$0.09	$0.06
AVERAGE SHARES
Basic	17,150	17,296	17,508	17,433	17,440	17,317	17,422
Diluted	17,229	17,358	17,555	17,530	17,519	17,379	17,482

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND NONPERFORMING ASSETS
Unaudited

	2015	2015	2015	2014	2014
(Dollars in thousands, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$15,236	$16,090	$17,539	$19,093	$20,543
Provision for Loan Losses	413	375	293	623	424
Net Charge-Offs	912	1,229	1,742	2,177	1,874
Balance at End of Period	$14,737	$15,236	$16,090	$17,539	$19,093
As a % of Loans	0.99%	1.03%	1.10%	1.22%	1.34%
As a % of Nonperforming Loans	112.17%	99.46%	95.83%	104.60%	81.31%

CHARGE-OFFS
Commercial, Financial and Agricultural	$365	$239	$290	$688	$86
Real Estate - Construction	—	—	—	28	—
Real Estate - Commercial	(26)	285	904	957	1,208
Real Estate - Residential	476	484	305	522	212
Real Estate - Home Equity	370	454	182	(20)	621
Consumer	318	351	576	608	386
Total Charge-Offs	$1,503	$1,813	$2,257	$2,783	$2,513

RECOVERIES
Commercial, Financial and Agricultural	$45	$82	$55	$66	$28
Real Estate - Construction	—	—	—	2	2
Real Estate - Commercial	86	54	30	76	213
Real Estate - Residential	193	200	48	212	93
Real Estate - Home Equity	42	33	24	28	37
Consumer	225	215	358	222	266
Total Recoveries	$591	$584	$515	$606	$639

NET CHARGE-OFFS	$912	$1,229	$1,742	$2,177	$1,874

Net Charge-Offs as a % of Average Loans(1)	0.24%	0.33%	0.49%	0.61%	0.52%

RISK ELEMENT ASSETS
Nonaccruing Loans	$13,138	$15,320	$16,790	$16,769	$23,482
Other Real Estate Owned	25,219	30,167	33,835	35,680	41,726
Total Nonperforming Assets	$38,357	$45,487	$50,625	$52,449	$65,208

Past Due Loans 30-89 Days	$4,335	$5,858	$3,689	$6,792	$4,726
Past Due Loans 90 Days or More	—	—	—	—	62
Classified Loans	61,411	69,152	74,247	83,137	89,850
Performing Troubled Debt Restructuring’s	$35,961	$41,632	$42,590	$44,409	$43,578

Nonperforming Loans as a % of Loans	0.88%	1.03%	1.15%	1.16%	1.65%
Nonperforming Assets as a % of
Loans and Other Real Estate	2.54%	3.00%	3.38%	3.55%	4.45%
Nonperforming Assets as a % of Total Assets	1.47%	1.71%	1.88%	2.00%	2.61%

(1) Annualized

CAPITAL CITY BANK GROUP, INC.

AVERAGE BALANCES AND INTEREST RATES(1)

Unaudited

	Third Quarter 2015			Second Quarter 2015			First Quarter 2015			Fourth Quarter 2014			Third Quarter 2014			Sept 2015 YTD			Sept 2014 YTD
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,483,657	18,290	4.89%	$1,473,954	18,285	4.98%	$1,448,617	17,909	5.01%	$1,426,756	18,670	5.19%	$1,421,327	18,590	5.19%	$1,468,871	$54,484	4.96%	$1,409,701	$54,967	5.21%

Investment Securities
Taxable Investment Securities	543,550	1,347	0.98	540,735	1,313	0.97	491,637	1,198	0.98	423,136	964	0.90	387,966	929	0.95	525,498	3,858	0.98	341,924	2,459	0.96
Tax-Exempt Investment Securities	92,685	304	1.31	76,191	219	1.15	63,826	154	0.96	74,276	161	0.87	82,583	165	0.80	77,673	677	1.16	97,068	561	0.77

Total Investment Securities	636,235	1,651	1.03	616,926	1,532	0.99	555,463	1,352	0.98	497,412	1,125	0.90	470,549	1,094	0.92	603,171	4,535	1.00	438,992	3,020	0.92

Funds Sold	190,931	123	0.26	237,132	151	0.26	302,405	189	0.25	288,613	181	0.25	317,553	204	0.25	243,081	463	0.26	397,302	752	0.25

Total Earning Assets	2,310,823	$20,064	3.45%	2,328,012	$19,968	3.44%	2,306,485	$19,450	3.42%	2,212,781	$19,976	3.58%	2,209,429	$19,888	3.57%	2,315,123	$59,482	3.43%	2,245,995	$58,739	3.50%

Cash and Due From Banks	45,872			52,473			48,615			45,173			44,139			48,977			45,432
Allowance for Loan Losses	(15,403)			(16,070)			(17,340)			(19,031)			(20,493)			(16,264)			(21,976)
Other Assets	298,400			306,286			310,791			310,813			297,496			305,113			299,591

Total Assets	$2,639,692			$2,670,701			$2,648,551			$2,549,736			$2,530,571			$2,652,949			$2,569,042

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$709,130	$60	0.03%	$761,388	$64	0.03%	$794,308	$68	0.03%	$689,572	$57	0.03%	$680,154	$66	0.04%	$754,630	$192	0.03%	$724,700	$261	0.05%
Money Market Accounts	261,749	31	0.05	256,265	32	0.05	254,483	41	0.07	267,703	46	0.07	270,133	46	0.07	257,525	104	0.05	274,908	144	0.07
Savings Accounts	258,752	32	0.05	253,808	31	0.05	242,256	30	0.05	233,161	29	0.05	228,741	29	0.05	251,666	93	0.05	225,212	83	0.05
Time Deposits	183,976	97	0.21	189,213	132	0.28	194,655	107	0.22	197,129	111	0.22	202,802	114	0.22	189,242	336	0.24	209,171	368	0.24
Total Interest Bearing Deposits	1,413,607	220	0.06%	1,460,674	259	0.07%	1,485,702	246	0.07%	1,387,565	243	0.07%	1,381,830	255	0.07%	1,453,063	725	0.07%	1,433,991	856	0.08%

Short-Term Borrowings	61,548	14	0.09%	54,237	15	0.11%	49,809	21	0.17%	46,055	24	0.21%	40,782	17	0.17%	55,241	50	0.12%	43,846	54	0.17%
Subordinated Notes Payable	62,887	344	2.14	62,887	338	2.13	62,887	332	2.11	62,887	333	2.07	62,887	333	2.07	62,887	1,014	2.13	62,887	995	2.09
Other Long-Term Borrowings	29,383	233	3.15	30,067	237	3.16	30,751	240	3.16	31,513	252	3.17	32,792	263	3.20	30,062	710	3.16	34,473	823	3.19

Total Interest Bearing Liabilities	1,567,425	$811	0.21%	1,607,865	$849	0.21%	1,629,149	$839	0.21%	1,528,020	$852	0.22%	1,518,291	$868	0.23%	1,601,253	$2,499	0.21%	1,575,197	$2,728	0.23%

Noninterest Bearing Deposits	723,826			717,725			677,674			689,800			681,051			706,578			664,916
Other Liabilities	73,485			70,690			66,424			45,887			47,099			70,226			46,844

Total Liabilities	2,364,736			2,396,280			2,373,247			2,263,707			2,246,441			2,378,057			2,286,957

SHAREOWNERS’ EQUITY:	274,956			274,421			275,304			286,029			284,130			274,892			282,085

Total Liabilities and Shareowners’ Equity	$2,639,692			$2,670,701			$2,648,551			$2,549,736			$2,530,571			$2,652,949			$2,569,042

Interest Rate Spread		$19,253	3.24%		$19,119	3.23%		$18,611	3.21%		$19,124	3.36%		$19,020	3.34%		$56,983	3.23%		$56,011	3.26%

Interest Income and Rate Earned(1)		20,064	3.45		19,968	3.44		19,450	3.42		19,976	3.58		19,888	3.57		59,482	3.43		58,739	3.50
Interest Expense and Rate Paid(2)		811	0.14		849	0.15		839	0.15		852	0.15		868	0.16		2,499	0.14		2,728	0.16

Net Interest Margin		$19,253	3.31%		$19,119	3.29%		$18,611	3.27%		$19,124	3.43%		$19,020	3.42%		$56,983	3.29%		$56,011	3.33%

(1)   Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.

(2)  Rate calculated based on average earning assets.